Exhibit 99.1

Vsource® Announces Completion of Exchange Offer

LA JOLLA, CALIF.—November 22, 2004—Vsource, Inc. (OTCBB:VSCE), today announced that it completed its exchange offer under which holders of its Series 1-A, Series 2-A and Series 4-A preferred stock had the opportunity to exchange their preferred stock for the shares of Ironbeak Limited, a wholly-owned subsidiary of the company, that owns Vsource’s 61.2% interest in its former operating subsidiary, Vsource Asia Berhad.

Pursuant to the exchange offer, 92.8% of Vsource’s Series 1-A Preferred Stock, 98.8% of the Series 2-A Preferred Stock and 100% of the outstanding Series 4-A Preferred Stock were exchanged for shares of Ironbeak Limited and are no longer outstanding. As a result, 67,600 shares of Series 1-A Preferred Stock and 3,900 shares of Series 2-A Preferred Stock remain outstanding.

As contemplated by the exchange offer, since less than 100% of preferred stockholders participated in the exchange offer Vsource sold all of its remaining shares in Ironbeak Limited to Symphony Asia Berhad as part of a purchase offer conducted by Symphony House for shares of Ironbeak Limited. Vsource will receive $81,937.85 in cash proceeds as a result of the sale of these shares to Symphony. Consequently, Vsource no longer has an ownership interest in Vsource Asia or in Ironbeak Limited. In fiscal 2004, Vsource Asia generated approximately 99% of Vsource’s combined revenues.

As previously disclosed by the company, Symphony has also entered into an agreement with several holders of Vsource’s Preferred Stock pursuant to which Symphony agreed to purchase the Vsource common stock and certain warrants to purchase Vsource common stock owned by such Preferred Stockholders. It is currently anticipated that these transactions will be completed in the next several days. Upon completion of these purchases Symphony will own approximately 32% of Vsource’s outstanding common stock. These transactions, and the other transactions being completed by Vsource in connection with the completion of the exchange offer, are described in the Schedule TO previously filed by Vsource with the Securities and Exchange Commission. The Schedule TO can be obtained at no charge at the Securities Exchange Commission’s website at www.sec.gov.

Vsource is a registered trademark of Vsource, Inc.